EXHIBIT 10.1

MGE ENERGY, INC.

SHORT-TERM INCENTIVE PLAN

I. Purposes

The purposes of the MGE Energy, Inc. Short-Term Incentive Plan (the "Plan") are to retain and motivate the officers and other employees of MGE Energy, Inc. and its subsidiaries who have been designated by the Board to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn short-term incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period.

II. Definitions

"Annual Base Salary" shall mean for any Participant an amount equal to the rate of annual base salary in effect or approved by the Board or other authorized person at the time or immediately before performance goals are established for a Performance Period.

"Award" shall mean an award to which a Participant may be entitled under the Plan if the performance goals for a Performance Period are satisfied.

"Board" shall mean the members of the Company's Board of Directors who are "independent" under guidelines applicable to companies listed on the Nasdaq Stock Market.

"Company" shall mean MGE Energy, Inc., a Wisconsin corporation, and any successor thereto.

"Participant" shall mean an officer or other employee of the Company or any of its subsidiaries who is designated by the Board to participate in the Plan for a Performance Period, in accordance with Article III.

"Performance Period" shall mean each calendar year commencing on or after January 1, 2011 for which performance goals are established pursuant to Article IV.

"Plan" shall mean the MGE Energy, Inc. Short-Term Incentive Plan as set forth herein, as it may be amended from time to time.

III. Administration

3.1.

General. The Plan shall be administered by the Board, which shall have the full power and authority to interpret, construe and administer the Plan and Awards granted hereunder. The Board's interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2.

Powers and Responsibilities. The Board shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1:

(a)

to designate the Participants for a Performance Period;

(b)

to establish the performance goals and targets and other terms and conditions that are to apply to each Participant's Award; and

(c)

to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3.

Delegation of Power. The Board may delegate some or all of its power and authority hereunder to the Compensation Committee of the Board or any executive officer of the Company or any of its subsidiaries as the Board deems appropriate.

IV. Performance Goals

The Board shall establish for each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both).

V. Terms of Awards

5.1.

Performance Goals and Targets. At the time performance goals are established for a Performance Period, the Board also shall establish an Award opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets may be based upon the Participant's Annual Base Salary or a multiple thereof. In all cases, the Board shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Award that would otherwise be made to any Participant or to decide that no payment shall be made. With respect to each Award, the Board may establish terms regarding the circumstances in which a Participant will be entitled to payment notwithstanding the failure to achieve the applicable performance goals or targets. Such circumstances may include, without limitation, a termination of a Participant's employment due to death or disability.

5.2.

Payments. At the time the Board determines an Award opportunity for a Participant, the Board shall also establish the payment terms applicable to such Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant's right to payment ceased being subject to a substantial risk of forfeiture.

5.3.

Maximum Awards. No Participant shall receive a payment under the Plan with respect to any Performance Period having a value in excess of seventy-five percent (75%) of such Participant's Annual Base Salary, which maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than one year in duration.

VI. General

6.1.

Effective Date. The Plan shall, upon approval by the Board, become effective for Performance Periods beginning on and after January 1, 2011.

6.2.

Amendments and Termination. The Board may amend the Plan as it shall deem advisable. The Board may terminate the Plan at any time.

6.3.

Non-Transferability of Awards. No Award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.

6.4.

Tax Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to an Award made hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award.

6.5.

No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any Award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6.

Designation of Beneficiary. If permitted by the Company, a Participant may file with the Company a written designation of one or more persons as such Participant's beneficiary or beneficiaries (both primary and contingent) in the event of the Participant's death in the form and manner prescribed by the Company.

6.7.

Governing Law. The Plan and each Award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Wisconsin and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8.

Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs.

6.9.

Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

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